Exhibit 21.1

LIST OF SUBSIDIARIES OF AMERI HOLDINGS, INC.

Entity Name	Jurisdiction of Formation
Ameri and Partners Inc.	Delaware
WinHire Inc.	Delaware
Linear Logics Corp.	Pennsylvania